Securities and Exchange Commission
Washington, D.C. 20549



Current Report on Form 8-K


Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
6 May 2003


INTER PARFUMS, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

             Delaware
(State or other jurisdiction of
incorporation or organization)
13-3275609
(I.R.S. Employer
Identification No.)



551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)



212. 983.2640
(Registrant's Telephone number, including area code)





Item 7.  Exhibits.

The following document is furnished herewith:

99.1 Press release of the Registrant dated 6 May 2003.

Item 12.  Results of Operations and Financial Condition.

The press release of the Registrant dated 6 May 2003, a copy of which is annexed hereto as Exhibit no. 99.1, is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: 7 May 2003

Inter Parfums, Inc.

By: /s/ Russell Greenberg
Russell Greenberg, Executive Vice
President



Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER RESULTS

Net Sales Up 32% and Net Income Increases 25%

New York, NY - May 6, 2003 - Inter Parfums, Inc. (NASDAQ National Market:
IPAR) today reported record results for the three months ended March 31, 2003.

First Quarter 2003 Compared to First Quarter 2002:
X	Net sales increased 32% to $37.6 million from $28.4 million.  In comparable
	foreign currency exchange rates, current first quarter net sales were 15%
	ahead of last year's first quarter;
X	Prestige product sales grew 37% (12% in constant dollars) and mass market
	sales were up 21%;
X	Gross margin was 47.8% compared to 48.2%.  The modest drop was due to the
	declining rate of the dollar relative to the euro;
X	SG&A rose slightly to 35.2% of net sales versus 34.8%, which was
	attributable to higher insurance, rent and payroll costs;
X	Net income rose 25% to $2.5 million and diluted earnings per share
	increased 30% to $0.13, as compared to $2.0 million and $0.10 per diluted
	share in 2002.

Commenting on the results, Jean Madar, Chairman & Chief Executive Officer, stated, "The new year started on a strong note with healthy gains in both prestige and mass market sales. We achieved double digit sales growth in each of our major prestige brands, highlighted by the continued roll out of the Christian Lacroix Bazar fragrance line, as well as our two fragrance line extensions, Essence Pure by S.T. Dupont and Paul Smith Extreme."

Mr. Madar continued, "The launch of a Burberry Touch brand extension, Burberry Tender Touch, began this month. Other new product plans for the current quarter include seasonal, limited edition fragrances under the Celine and Christian Lacroix labels. Our major new prestige product launches are coming in the second half of 2003. We have our first ever Diane von Furstenberg brand products - both fragrance and color cosmetics - hitting high end specialty stores in October. In addition, an entirely new Burberry fragrance family will make its debut in the fourth quarter.

"With respect to our mass market product lines," Mr. Madar stated, "the Tristar brands acquisition continues to benefit our alternative designer fragrances lines and our new product development program for cosmetics and health and beauty aids is well underway. We plan to bring out new mass market products throughout 2003."


Inter Parfums, Inc. News Release						Page 2
May 6, 2003

Russell Greenberg, Executive Vice President & CFO, added, "Based on our 2003 sales and net income projection of $150 million and $11 million, respectively, we are quite confident about our prospects for the year. Profitable operations and the cash flow it generates continue to fortify our balance sheet. While growing the top line by 32% and remaining free of long-term debt, we closed the first quarter with:
X	working capital aggregating  $88 million;
X	a working capital ratio of 3.3 to 1;
X	a net book value of $4.46 per outstanding share and
X	cash and cash equivalents totaling $40 million."

Quarterly Dividend
The Company's regular quarterly cash dividend of $.02 per share is payable on July 15, 2003 to shareholders of record on June 30, 2003.

Conference Call
Inter Parfums' management will host a conference call at 11:00 am EDT on Wednesday, May 7, 2003, to discuss first quarter results and other recent developments. Interested parties may participate by calling 973-582-2866 approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes such as Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, FUBU and Diane von Furstenberg, as well as mass market fragrances, cosmetics and health and beauty aids in over 100 countries worldwide. Inter Parfums, Inc.'s common stock is included on the Russell 2000 and 3000 Indexes.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers, governmental regulation and possible liability for improper comparative advertising or "Trade Dress". Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.


Inter Parfums, Inc. News Release						Page 3
May 6, 2003
Inter Parfums, Inc.
Financial Highlights
(in thousands, except per share amounts)
(unaudited)

	  				Three Months Ended
	  					March 31,
					  2003		  2002
					---------	---------
Net sales				$ 37,564	$ 28,418

Cost of sales				  19,615	  14,712
					---------	---------
Gross margin				  17,949	  13,706

Selling, general and administrative
   expenses				  13,220	   9,886
					---------	---------
Income from operations			   4,729	   3,820
					---------	---------
Other charges (income):
Interest expense			     137	      80
(Gain) on foreign currency		     (55)	      (1)
Interest and dividend (income)		    (175)	     (88)
Loss on subsidiary's issuance
of stock				      11
					---------	---------
					     (82)	      (9)
					---------	---------
Income before income taxes		   4,811	   3,829

Income taxes				   1,711	   1,386
					---------	---------
Net income before
minority interest			   3,100	   2,443

Minority interest in net income of
 consolidated subsidiary		     597	     433
					---------	---------
Net income				 $ 2,503	 $ 2,010
					=========	=========
Net income per common share:
     Basic				 $  0.13	 $  0.11
					=========	=========
     Diluted				 $  0.13	 $  0.10
					=========	=========
Average common shares outstanding:
     Basic				  18,817	  18,750
					=========	=========
     Diluted				  19,908	  19,961
					=========	=========

Contact at Inter Parfums, Inc.	     or		Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640					Linda Latman (212) 836-9609
rgreenberg@interparfumsinc.com			llatman@equityny.com
www.interparfumsinc.com				Sarah Torres (212) 836-9611
						storres@equityny.com
						www.theequitygroup.com